UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2016

NATIONAL FUEL GAS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	1-3880	13-1086010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6363 Main Street, Williamsville, New York		14221
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 857-7000

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 9, 2016, National Fuel Gas Company (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, National Association, as administrative agent, and the following lenders: JPMorgan Chase Bank, National Association; Bank of America, N.A.; HSBC Bank USA, National Association; Wells Fargo Bank, National Association; Canadian Imperial Bank of Commerce, New York Branch; Citizens Bank, N.A.; U.S. Bank National Association; M&T Bank; PNC Bank, National Association; Branch Banking and Trust Company; First Niagara Bank; KeyBank, National Association; The Bank of New York Mellon; and Comerica Bank. The Credit Agreement provides a $750 million multi-year unsecured committed revolving credit facility through December 5, 2019, plus a $500 million 364-day unsecured committed revolving credit facility through September 8, 2017. With respect to borrowings under the multi-year facility, the Company is permitted (but not required) to elect a maturity date that is 364 days after the date of the borrowing. The Credit Agreement includes an option for the Company to request increases in the aggregate multi-year commitments to an amount not to exceed $850 million, subject to certain terms and conditions. The Company may use the proceeds of loans under the credit facilities to pay its obligations under (i) its commercial paper program, (ii) other short-term credit facilities and (iii) maturing long-term debt obligations, and for general corporate purposes of the Company and its subsidiaries in the ordinary course of business, including for working capital, capital expenditure and other lawful corporate purposes. The Credit Agreement amends and restates that certain Second Amended and Restated Credit Agreement obtained by the Company in September 2015. There were no borrowings outstanding under that agreement.

Rates for borrowing under the Credit Agreement are dependent on the Company’s credit ratings and are based, at the Company’s election, upon whether the borrowing is a Eurodollar loan or an Alternate Base Rate loan. Eurodollar loans will bear interest at an adjusted London Interbank Offered (LIBO) rate plus an applicable margin ranging from 0.80% to 1.525%, depending on the credit ratings of the Company. Alternate Base Rate loans will bear interest at a rate per annum equal to the sum of (1) the greatest of (a) the prime rate, (b) the federal funds effective rate plus 1/2 of 1%, and (c) an adjusted LIBO rate for a one-month interest period plus 1%, and (2) an applicable margin ranging from 0% to 0.525%, depending on the credit ratings of the Company. In addition, under the terms of the Credit Agreement, the Company agrees to pay the lenders a facility fee on a quarterly basis. The facility fee rate is dependent on the credit ratings of the Company and ranges from a rate per annum equal to 0.075% to 0.225% of the total commitments under the Credit Agreement. Based on the Company’s current credit ratings, the facility fee rate would be 0.15% per annum.

The Credit Agreement contains representations and affirmative, negative and financial covenants usual and customary for agreements of this type, including among others covenants that place conditions upon the Company’s ability to merge or consolidate with other companies, sell any material part of its business or property, and incur liens. The Credit Agreement includes a covenant that the Company will not permit its debt to capitalization ratio to exceed 0.675 at the last day of any fiscal quarter through September 30, 2017, or 0.65 at the last day of any fiscal quarter thereafter. In addition, the Credit Agreement contains a cross-default provision whereby the failure by the Company or any of its significant subsidiaries to make payments under other borrowing arrangements aggregating $40.0 million or more, or the occurrence of certain events affecting those other borrowing arrangements, could trigger an obligation to repay any amounts outstanding under the committed credit facilities. The Credit Agreement also contains additional customary events of default including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, certain bankruptcy and insolvency events, certain judgment defaults and certain ERISA events.

In the event of a default by the Company under the Credit Agreement, including a cross-default by the Company or any of its significant subsidiaries, the lenders may terminate the commitments made under the Credit Agreement and declare any principal amount then outstanding, and all accrued interest and other amounts payable by the Company under the Credit Agreement, to be immediately due and payable.

In addition to the Credit Agreement, the Company maintains individual uncommitted or discretionary lines of credit with a number of financial institutions, including certain parties to the Credit Agreement, for general corporate purposes. Other financial institutions may also provide the Company with uncommitted or discretionary lines of credit in the future. In addition, in the ordinary course of their respective businesses, certain lenders under the Credit Agreement, or their affiliates, perform, or may in the future perform, financial services for the Company or its affiliates, including investment banking, underwriting, lending, commercial banking, trust and other administrative and advisory services.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL FUEL GAS COMPANY

By:	/s/ Sarah J. Mugel
Sarah J. Mugel
Assistant Secretary

Dated: September 14, 2016